SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. __)*
Tyler Technologies, Inc.
(Name of Issuer)
[Common Stock, Par Value $0.01 Per share]
Common stock
902252105
(CUSIP Number)
April 28, 2005
(Date of Event Which Requires Filing of this Statement)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


________________________________________________________________________
___________
Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)
________________________________________________________________________
___________





1. 	Names of Reporting Persons I.R.S. Identification Nos. of Above
Persons (entities
	only)

            1818 MASTER PARTNERS, LTD. ? 98-0335961



2.	Check the Appropriate Box if a Member of a Group (See
Instructions)
	(a)  ?
	(b)  ?

3.	SEC Use Only
.........................................................................
.............

4.	Citizenship or Place of Organization:
            Cayman


Number of
Shares
Beneficially
Owned by
5.	Sole Voting Power:  2,202,100
Each Reporting
Person with
6.	Shared Voting Power:   2,202,100

__________________________________________________________________

7.	Sole Dispositive Power:  2,202,100

__________________________________________________________________

8.	Shared Dispositive Power:   2,202,100


9.	Aggregate Amount Beneficially Owned by Each Reporting Person:
2,202,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

11.	Percent of Class Represented by Amount in Row 9:  5.5%

12.	Type of Reporting Person:
            PN








1. 	Names of Reporting Persons I.R.S. Identification Nos. of Above
Persons (entities
	only)
            RICHARD H. WITMER




2.	Check the Appropriate Box if a Member of a Group (See
Instructions)
	(a)
	(b)

3.	SEC Use Only
.....................................................................
4.	Citizenship or Place of Organization:  US CITIZEN

Number of
Shares
Beneficially
Owned by
5.	Sole Voting Power: 2,202,100
Each Reporting
Person with
6.	Shared Voting Power: 2,202,100

__________________________________________________________________

7.	Sole Dispositive Power: 2,202,100

__________________________________________________________________

8.	Shared Dispositive Power:  2,202,100



9.	Aggregate Amount Beneficially Owned by Each Reporting Person:
2,202,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

11.	Percent of Class Represented by Amount in Row 9: 5.5%

12.	Type of Reporting Person: IN






1. 	Names of Reporting Persons I.R.S. Identification Nos. of Above
Persons (entities
	only)
            TIMOTHY E. HARTCH




2.	Check the Appropriate Box if a Member of a Group (See
Instructions)
	(a)  ?
	(b)  ?

3.	SEC Use Only
.....................................................................

4.	Citizenship or Place of Organization:  US CITIZEN

Number of
Shares
Beneficially
Owned by
5.	Sole Voting Power: 2,202,100
Each Reporting
Person with
6.	Shared Voting Power: 2,202,100

__________________________________________________________________

7.	Sole Dispositive Power: 2,202,100

__________________________________________________________________

8.	Shared Dispositive Power: 2,202,100



9.	Aggregate Amount Beneficially Owned by Each Reporting Person:
2,202,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

11.	Percent of Class Represented by Amount in Row 9: 5.5%

12.	Type of Reporting Person:  IN







1. 	Names of Reporting Persons I.R.S. Identification Nos. of Above
Persons (entities
	only)
            BROWN BROTHERS HARRIMAN & CO.  13-4973745



2.	Check the Appropriate Box if a Member of a Group (See
Instructions)
	(a)  ?
	(b)  ?

3.	SEC Use Only
............................................................

4.	Citizenship or Place of Organization:  NEW YORK

Number of
Shares
Beneficially
Owned by
5.	Sole Voting Power: 0
Each Reporting
Person with
6.	Shared Voting Power: 2,202,100

__________________________________________________________________

7.	Sole Dispositive Power: 0

__________________________________________________________________

8.	Shared Dispositive Power: 2,202,100



9.	Aggregate Amount Beneficially Owned by Each Reporting Person:
2,202,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

11.	Percent of Class Represented by Amount in Row 9: 5.5%

12.	Type of Reporting Person:  IN




Item 1.
1(a) Name of Issuer:   TYLER TECHNOLOGIES, INC.

1(b) Address of Issuer's Principal Executive Offices:
        5949 SHERRY LANE, SUITE 1400
        DALLAS, TX 75225

Item 2.
2(a)  	NAME OF PERSON(S) FILING
	1818 MASTER PARTNERS, LTD.
2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	140 BROADWAY
	NEW YORK, NY 10005
2(c)	CITIZENSHIP
	Cayman
2(d)	TITLE OF CLASS OF SECURITIES
	COMMON
2(e)	CUSIP NUMBER
	902252105

Item 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] 	Broker or Dealer registered under Section 15 of the Act (15
USC 78o)
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 USC 78c)
(c) [ ] 	Insurance Company as defined in Section 3(a)(19) of the Act
(15 USC 78c)
(d) [ ]	Investment Company registered under Section 8 of the
Investment Company Act
of 1940 (15 USC 80a-8)
(e) [ ]	Investment Advisor in accordance with Section
240.13d(b)(1)(ii)(E)
(f)  [ ]	Employee Benefit Plan or endowment fund in accordance with
Section 240.13d-
1(1)(ii)(F)
(g) [ ]	Parent Holding Company or control person in accordance with
Section 240.13d-
1(1)(ii)(G)
(h) [ ] 	A savings association as defined in Section 3(b) of the
Federal Deposit
Insurance Act (12 USC 1813).
(i) [ ]	A church plan that is excluded from the definition of an
investment company
under Section 3(c)(14) of the Investment Company Act of 1940 (15 USC
80a-3)
(j) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 1.
1(a) Name of Issuer:   TYLER TECHNOLOGIES, INC.

1(b) Address of Issuer's Principal Executive Offices:
        5949 SHERRY LANE, SUITE 1400
        DALLAS, TX 75225

Item 2.
2(a)  	NAME OF PERSON(S) FILING
	RICHARD H. WITMER
2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	140 BROADWAY
	NEW YORK, NY 10005
2(c)	CITIZENSHIP
	US
2(d)	TITLE OF CLASS OF SECURITIES
	COMMON
2(e)	CUSIP NUMBER
	902252105

Item 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] 	Broker or Dealer registered under Section 15 of the Act (15
USC 78o)
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 USC 78c)
(c) [ ] 	Insurance Company as defined in Section 3(a)(19) of the Act
(15 USC 78c)
(d) [ ]	Investment Company registered under Section 8 of the
Investment Company Act
of 1940 (15 USC 80a-8)
(e) [ ]	Investment Advisor in accordance with Section
240.13d(b)(1)(ii)(E)
(f)  [ ]	Employee Benefit Plan or endowment fund in accordance with
Section 240.13d-
1(1)(ii)(F)
(g) [ ]	Parent Holding Company or control person in accordance with
Section 240.13d-
1(1)(ii)(G)
(h) [ ] 	A savings association as defined in Section 3(b) of the
Federal Deposit
Insurance Act (12 USC 1813).
(i) [ ]	A church plan that is excluded from the definition of an
investment company
under Section 3(c)(14) of the Investment Company Act of 1940 (15 USC
80a-3)
(j) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 1.
1(a) Name of Issuer:   TYLER TECHNOLOGIES, INC.

1(b) Address of Issuer's Principal Executive Offices:
        5949 SHERRY LANE, SUITE 1400
        DALLAS, TX 75225

Item 2.
2(a)  	NAME OF PERSON(S) FILING
	TIMOTHY E. HARTCH
2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	140 BROADWAY
	NEW YORK, NY 10005
2(c)	CITIZENSHIP
	US
2(d)	TITLE OF CLASS OF SECURITIES
	COMMON
2(e)	CUSIP NUMBER
	902252105

Item 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] 	Broker or Dealer registered under Section 15 of the Act (15
USC 78o)
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 USC 78c)
(c) [ ] 	Insurance Company as defined in Section 3(a)(19) of the Act
(15 USC 78c)
(d) [ ]	Investment Company registered under Section 8 of the
Investment Company Act
of 1940 (15 USC 80a-8)
(e) [ ]	Investment Advisor in accordance with Section
240.13d(b)(1)(ii)(E)
(f)  [ ]	Employee Benefit Plan or endowment fund in accordance with
Section 240.13d-
1(1)(ii)(F)
(g) [ ]	Parent Holding Company or control person in accordance with
Section 240.13d-
1(1)(ii)(G)
(h) [ ] 	A savings association as defined in Section 3(b) of the
Federal Deposit
Insurance Act (12 USC 1813).
(i) [ ]	A church plan that is excluded from the definition of an
investment company
under Section 3(c)(14) of the Investment Company Act of 1940 (15 USC
80a-3)
(j) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 1.
1(a) Name of Issuer:   TYLER TECHNOLOGIES, INC.

1(b) Address of Issuer's Principal Executive Offices:
        5949 SHERRY LANE, SUITE 1400
        DALLAS, TX 75225

Item 2.
2(a)  	NAME OF PERSON(S) FILING
	BROWN BROTHERS HARRIMAN & CO..
2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	140 BROADWAY
	NEW YORK, NY 10005
2(c)	CITIZENSHIP
	NEW YORK
2(d)	TITLE OF CLASS OF SECURITIES
	COMMON
2(e)	CUSIP NUMBER
	902252105

Item 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] 	Broker or Dealer registered under Section 15 of the Act (15
USC 78o)
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 USC 78c)
(c) [ ] 	Insurance Company as defined in Section 3(a)(19) of the Act
(15 USC 78c)
(d) [ ]	Investment Company registered under Section 8 of the
Investment Company Act
of 1940 (15 USC 80a-8)
(e) [ ]	Investment Advisor in accordance with Section
240.13d(b)(1)(ii)(E)
(f)  [ ]	Employee Benefit Plan or endowment fund in accordance with
Section 240.13d-
1(1)(ii)(F)
(g) [ ]	Parent Holding Company or control person in accordance with
Section 240.13d-
1(1)(ii)(G)
(h) [ ] 	A savings association as defined in Section 3(b) of the
Federal Deposit
Insurance Act (12 USC 1813).
(i) [ ]	A church plan that is excluded from the definition of an
investment company
under Section 3(c)(14) of the Investment Company Act of 1940 (15 USC
80a-3)
(j) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership
(a)	Amount beneficially owned:
1818 MASTER PARTNERS, LTD. 2,202,100
RICHARD H. WITMER ? 2,202,100
TIMOTHY E. HARTCH ? 2,202,100
BROWN BROTHERS HARRIMAN & CO. ? 2,202,100

BENEFICIAL OWNERSHIP AMOUNTS WERE DETERMINED SOELY
UPON THE ABILITY TO VOTE AND DISPOSE OF SHARES, WHICH ARE
HELD FOR THE BENEFIT OF INVESTORS IN THE 1818 MASTER
PARTNERS, LTD.  PERCENTAGE HELD WAS DETERMINED USING THE
APRIL 1, 2005 PROXY WHICH INDICATED 39,715,519 SHARES
OUTSTANDING.

(b)	Percent of class:
5.5%

(c)	Number of shares as to which such person has:
(i)	sole power to vote of to direct the vote
0
(ii)	shared power to vote or direct the vote
2,202,100

(iii)	sole power to dispose or to direct the disposition of:
0

(iv)	shared power to dispose or to direct the disposition of:
2,202,100

BENEFICIAL OWNERSHIP AMOUNTS WERE DETERMINED SOELY
UPON THE ABILITY TO VOTE AND DISPOSE OF SHARES, WHICH ARE
HELD FOR THE BENEFIT OF INVESTORS IN THE 1818 MASTER
PARTNERS, LTD.

Item 5.  Ownership of 5 Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]
Item 6. Ownership of More than 5 Percent on Behalf of Another Person These shares are held by the company for the benefit of the investors of in the
1818 Master Partners, L.P. See also responses to item 2(a) above.

Item 7.	Identification and Classification of the Subsidiary Which
Acquired the
Security Being Reported on By the Parent Holding Company or Control
Person
	N/A
Item 8.  Identification and Classification of Members of the Group
	N/A
 Item 9.  Notice of Dissolution of Group
	N/A
Item 10.   Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:
[SIGNATURE BLOCK]

________________________________
Name: 1818 Master Partners ? Richard
H. Witmer, Jr.
Title:  Partner
[SIGNATURE BLOCK]

________________________________
Name:  Brown Brothers Harriman & Co.
? Richard H. Witmer, Jr.
Title: Partner
[SIGNATURE BLOCK]

________________________________
Name: Richard H. Witmer, Jr.
Title:  Partner

[SIGNATURE BLOCK]

________________________________
Name: Timothy E. Hartch